Exhibit 99.1
Press Release

STRONG GAINS IN RELM WIRELESS FIRST QUARTER RESULTS

WEST MELBOURNE, Florida, April 27, 2004. RELM Wireless Corporation (OTC Bulletin
Board: RELM) today announced its operating results for the first quarter ended March 31, 2004.

RELM sales for the first quarter of 2004 increased approximately $1.4 million to $5.0 million, up from $3.6 million for the same quarter last year, or an increase of 38.9 percent. First quarter net income increased approximately $0.7 million to $0.3 million, or $0.03 per diluted share, up from a net loss of ($0.4) million, or ($0.04) per diluted share for the first quarter of the prior year.

"The first quarter has typically been our slow season," commented RELM President and Chief Executive Officer Dave Storey. "So we are pleased to start 2004 with improved sales and earnings. We have now achieved four consecutive quarters of profitability, and realized first quarter operating income for the first time in five years. Order volume during the quarter was driven by a steady overall increase rather than from a few large orders. The improvement has been broad-based, including new customers as well as customers that are returning after several years. We are securing business and sales from Project-25 digital products as well as from RELM-brand portables for commercial and industrial applications."

Sales growth during the first quarter was driven by orders for new products, led by RELM's flagship DPH digital portable radio, featuring technology compliant with the standard for government and public-safety two-way radios known as APCO Project 25. The Project 25 standard represents a growing market opportunity that is currently addressed by relatively few companies, according to Storey. "At the same time, in the first quarter of this year we have also been growing sales of our new product line of RELM-brand analog portable radios for commercial and industrial applications. In both the public safety and commercial markets, users are recognizing the advantages offered by our quality products. Even better, there are more new products and major functional enhancements in the pipeline for later this year and next year. We believe that our product and technology foundation is sound, and that RELM Wireless is in position to capitalize on our recent success and move ahead."

Gross profit margins for the first quarter 2004 increased to $2.1 million (42.2 percent) from $1.1 million (30.0 percent) for the same period last year. RELM has continued to successfully reduce manufacturing support costs while improving manufacturing efficiencies and inventory management. In addition, RELM's new products incorporate recent, more cost-efficient product designs. "As a result of our rigorous and ongoing cost reductions, along with our demanding, zero-defects QC program, RELM continues to offer competitive cost advantages that we believe will win more new customers and increase our market share," observed Dave Storey.

Selling, general and administrative ("SG&A") expenses consist of marketing, sales, commissions, sustaining engineering, development, and various administrative support expenses. SG&A expenses for the first quarter 2004 were


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$1.7 million, or 34.0 percent of sales, compared with $1.4 million, or 38.0 percent of sales, for the same period last year, an increase of 21.4 percent. Sales commission expenses increased as a result of sales increases. Additional expenses were incurred for sales and marketing initiatives designed to drive revenue growth, particularly from new digital and commercial products. RELM also increased product development staff and expenses to speed the completion and introduction of new products, including additional digital radio products fully compliant with APCO Project 25 specifications. "As our success grows, we are investing in strategies to multiply sales in the months ahead," Storey said.

"We are expanding our product offerings and customer base, and we believe there are prospects ahead for growth, both in the near and long term", Dave Storey continued. More products combined with our proven track record for producing high-quality products and managing costs, will sustain our ability to attract more and more new customers, and they in turn will fuel our growth."

For more than 55 years, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as business-band radios for use in a wide range of commercial and industrial applications. Revolutionary advances include new low-cost digital portable two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM and Uniden PRC brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995 and is subject to the safe-harbor created by such act. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: substantial losses incurred by the Company prior to 2003; reliance on overseas manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company's personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and in the Company's subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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                            RELM WIRELESS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In Thousands Except Per Share Amounts)


                                                          THREE MONTHS ENDED
                                                       -------------------------
                                                              (Unaudited)
                                                              -----------
                                                        3/31/2004      3/31/2003
                                                       ----------      ---------
Sales                                                     4,970           3,596

COSTS & EXPENSES:
Cost Of Sales                                             2,871           2,519
SG&A                                                      1,690           1,366
Total Costs & Exp                                         4,561           3,885

Operating Income (Loss)                                     409            (289)

OTHER INCOME (EXPENSE):
Interest Expense                                            (78)           (103)
Other Income (Expense)                                        9              15

Pretax Income (Loss)                                        340            (377)

Tax Expense (Benefit)                                         0               0

Net Income (Loss)                                      $    340        $   (377)
                                                       ========        ========

Earnings (Loss) per share - basic                      $   0.04        $  (0.04)
                                                       ========        ========

Earnings (Loss) per share - diluted                    $   0.03        $  (0.04)
                                                       ========        ========

Weighted Average Common Shares Outstanding,
  Basic                                                   9,301           8,552
Weighted Average Common Shares Outstanding,
  Diluted                                                12,115           8,552